Filed Pursuant to Rule 424(b)(7)
Registration No. 333-195694

PROSPECTUS SUPPLEMENT

(to Prospectus dated May 16, 2014)

3,216,540 Shares

Enphase Energy, Inc.

Common Stock

The selling stockholders are offering 3,216,540 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “ENPH.” On August 13, 2014, the last reported sale price for our common stock on The NASDAQ Global Market was $11.55 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$10.50	$33,773,670
Underwriting Discount	$0.4731	$1,521,745
Proceeds, Before Expenses, to Selling Stockholders	$10.0269	$32,251,925

The selling stockholders have granted the underwriters the right to purchase up to an additional 482,476 shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

We anticipate that delivery of the shares of common stock will be made on or about August 19, 2014.

Sole Book-Running Manager

Needham & Company

Co-Managers

Roth Capital Partners	Northland Capital Markets

The date of this prospectus supplement is August 14, 2014.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. We sometimes refer to the shares of our common stock as the “shares” throughout this prospectus supplement and the accompanying prospectus.

This prospectus supplement describes the terms of the offering by the selling stockholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, dated May 16, 2014, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference and in any free writing prospectus we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with different information from or in addition to that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized for use in connection with this offering. Neither we, the selling stockholders nor the underwriters take any responsibility for, and can provide no assurance as to, the reliability of any information others may give you. This document may only be used where it is legal to sell these shares. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and in any free writing prospectus authorized for use in connection with this offering, is accurate as of any date other than its respective date, regardless of when this prospectus supplement and the accompanying prospectus is delivered, or when any sale of our ordinary shares occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Enphase” the “Company,” the “Registrant,” “us,” “we” and “our” are to Enphase Energy, Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including “Risk Factors” beginning on page S-5 of this prospectus supplement, before making an investment decision.

Business Overview

Enphase Energy, Inc. delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts direct current (DC) electricity to alternating current (AC) electricity at the individual solar module level, and brings a system-based, high technology approach to solar energy generation leveraging our design expertise across power electronics, semiconductors, networking and embedded and web-based software technologies. We are the market leader in the microinverter category and have grown rapidly. Since our first commercial shipment in mid-2008, we have sold approximately 5.7 million microinverters as of June 30, 2014. We were the first company to commercially ship microinverter systems in volume. We currently offer microinverter systems targeting residential and commercial markets in the United States, Canada, the United Kingdom, France, the Benelux region, certain other European markets and Australia.

We were incorporated as PVI Solutions, Inc. in March 2006 in the State of Delaware and changed our name to Enphase Energy, Inc. in July 2007. Our principal corporate offices are located at 1420 N. McDowell Blvd., Petaluma, California 94954, and our telephone number is (707) 774-7000. Our website is located at www.enphase.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. Our website address is included in this document as an inactive textual reference only.

Summary Historical Financial Data

The tables below present summary historical consolidated financial data. The summary consolidated financial data as of and for the years ended December 31, 2013, 2012 and 2011, is derived from our audited consolidated financial statements. The summary consolidated financial data as of and for the six months ended June 30, 2014, and for the six months ended June 30, 2013, is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statement data includes, in the opinion of management, all normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for these periods. This information is only a summary and is not necessarily indicative of the results of our future operations. You should read this data in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report, quarterly reports and other information on file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$139,584	$103,744	$232,846	$216,678	$149,523
Cost of revenues	94,097	75,259	165,430	161,390	120,454

Gross profit	45,487	28,485	67,416	55,288	29,069

Operating expenses:
Research and development	20,234	17,510	34,524	35,601	25,099
Sales and marketing	19,321	14,215	31,080	25,973	17,454
General and administrative	14,205	11,962	23,970	24,875	15,228

Total operating expenses	53,760	43,687	89,574	86,449	57,781

Loss from operations	(8,273)	(15,202)	(22,158)	(31,161)	(28,712)
Other income (expense), net:
Interest expense	(935)	(948)	(2,055)	(6,436)	(3,006)
Other income (expense)	165	(346)	(837)	30	(572)

Total other expense, net	(770)	(1,294)	(2,892)	(6,406)	(3,578)

Loss before income taxes	(9,043)	(16,496)	(25,050)	(37,567)	(32,290)
Provision for income taxes	(224)	(306)	(863)	(651)	—

Net loss attributable to common stockholders	$(9,267)	$(16,802)	$(25,913)	$(38,218)	$(32,290)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.41)	$(0.62)	$(1.24)	$(25.73)

Shares used in computing net loss per share attributable to common stockholders, basic and diluted	42,428	41,384	41,647	30,740	1,255

The following table presents summary balance sheet data as of June 30, 2014:

June 30, 2014
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$37,621
Working capital	53,514
Total assets	132,083
Total stockholders’ equity	37,154

The Offering

Issuer	Enphase Energy, Inc.

Shares offered by the selling stockholders	3,216,540 shares (or 3,699,016 shares if the underwriters exercise their option to purchase additional shares in full)

Shares outstanding before and after this offering	42,834,528 shares(1)

Use of proceeds	We will not receive any proceeds from the sale of the shares offered hereby. See “Use of Proceeds” in this prospectus supplement.

NASDAQ Symbol	“ENPH”

Risk Factors	See “Risk Factors” beginning on page S-5 in this prospectus supplement for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of our shares outstanding is based on shares outstanding as of June 30, 2014, and excludes:

•	131,516 shares of common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $5.27 per share;

•	8,458,686 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.17 per share;

•	1,500,973 shares of common stock issuable upon the vesting of outstanding restricted stock units;

•	942,650 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

•	746,639 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below, as well as the information and financial statements contained in the documents incorporated by reference herein and in the accompanying prospectus. You should consider these risks in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses which may continue in the future, and we cannot be certain that we will achieve or sustain profitability.

We have incurred net losses in each quarter since inception, and we may continue to incur additional net losses in the future. We incurred net losses of $25.9 million for the year ended December 31, 2013, and $9.3 million for the six months ended June 30, 2014. As of June 30, 2014, we had an accumulated deficit of $162.2 million. Our revenue growth may slow or revenue may decline for a number of possible reasons, many of which are outside our control, including a decline in demand for our offerings, increased competition, a decrease in the growth of the solar industry or our market share, or our failure to continue to capitalize on growth opportunities. If we fail to generate sufficient revenue to support our operations, we may not be able to achieve or sustain profitability.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

We have been in existence since 2006 and did not begin shipping our products in commercial quantities until mid-2008. Much of our growth has occurred in recent periods. Our limited operating history makes it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increased expenses as we continue to grow our business. If we do not manage these risks and overcome these difficulties successfully, our business will suffer.

Since we began commercial shipments of our products, our revenue, gross profit and results of operations have varied and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. It is difficult for us to accurately forecast our future revenue and gross profit and plan expenses accordingly and, therefore, it is difficult for us to predict our future results of operations.

Further, our efforts to achieve broader market acceptance for our microinverter systems and to expand beyond our existing markets may never succeed, which would adversely impact our ability to generate additional revenue or become profitable.

If demand for solar energy solutions does not continue to grow or grows at a slower rate than we anticipate, our business will suffer.

Our microinverter systems are utilized in solar photovoltaic, or PV, installations, which provide on-site distributed power generation. As a result, our future success depends on continued demand for solar energy solutions and the ability of solar equipment vendors to meet this demand. The solar industry is an evolving industry that has experienced substantial changes in recent years, and we cannot be certain that consumers and businesses will adopt solar PV systems as an alternative energy source at levels sufficient to continue to grow our business. Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility. For alternative methods of distributed power to succeed, businesses and consumers must adopt new purchasing practices. The viability and continued growth in demand for solar energy solutions, and in turn, our products, may be impacted by many factors outside of our control, including:

•	market acceptance of solar PV systems based on our product platform;

•	cost competitiveness, reliability and performance of solar PV systems compared to conventional and non-solar renewable energy sources and products;

•	availability and amount of government subsidies and incentives to support the development and deployment of solar energy solutions;

•	the extent to which the electric power industry and broader energy industries are deregulated to permit broader adoption of solar electricity generation;

•	the cost and availability of key raw materials and components used in the production of solar PV systems;

•	prices of traditional carbon-based energy sources;

•	levels of investment by end-users of solar energy products, which tend to decrease when economic growth slows; and

•	the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products.

If demand for solar energy solutions fails to develop sufficiently, demand for our customers’ products as well as demand for our products will decrease, which would have an adverse impact on our ability to increase our revenue and grow our business.

Short-term demand and supply imbalances, especially for solar module technology, recently have caused prices for solar technology solutions to decline rapidly. Furthermore, competition in the solar industry has increased due to the emergence of Asian manufacturers along the entire solar value chain causing further price declines, excess inventory and oversupply. These market disruptions may continue to occur and may increase pressure to reduce prices, which could adversely affect our business and financial results.

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar PV systems and harm our business.

The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government and economic incentives that vary by geographic market. Because our customers’ sales are typically into the on-grid market, the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity, and could harm or halt the growth of the solar electricity industry and our business.

In general, the cost of solar power currently exceeds retail electricity rates, and we believe this tendency will continue in the near term. As a result, national, state and local government bodies in many countries, most notably Australia, Canada, France, Belgium, Germany, Italy, Japan, the People’s Republic of China, the United Kingdom, Spain and the United States, have provided incentives in the form of feed-in tariffs, or FiTs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar PV systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding, require renewal by the applicable authority or are being changed by governments due to changing market circumstances or changes to national, state or local energy policy.

Electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives in regions that we focus our sales efforts could result in decreased demand for and lower revenue from solar PV systems there, which would adversely affect sales of our products. In addition, our ability to successfully penetrate new geographic markets may depend on new countries adopting and maintaining incentives to promote solar electricity, to the extent such incentives are not currently in place. Additionally, electric utility companies may establish pricing structures or interconnection requirements that could adversely affect our sales and be harmful to the solar and distributed rooftop solar generation industry.

Our focus on a limited number of specific markets increases risks associated with the elimination or expiration of governmental subsidies and economic incentives for on-grid solar electricity applications.

To date, we have generated substantially all of our revenues from North America and expect to continue to generate a substantial amount of our revenues from North America in the future. There are a number of important incentives that are expected to phase-out or terminate in the future, which could adversely affect sales of our products. A substantial majority of our revenues come from the United States, which has both federal and state incentives. The Renewable Energy and Job Creation Act of 2008 provides a 30% federal tax credit for residential and commercial solar installations, which expire on December 31, 2016. The American Recovery and Reinvestment Act of 2009, as amended, created a renewable energy grant program that offered cash payments in lieu of investment tax credits to renewable energy project developers for eligible property placed in service prior to December 31, 2011 or placed in service by the specified credit termination date, if construction began prior to December 31, 2011. We believe the tax credit and grant programs have had a positive effect on our sales since inception. However, unless the tax credit program is further extended, the eventual phase-out of this program could adversely affect sales of our products in the future.

California is the largest single solar market in the United States, based on analysis from SEIA data and GTM Research, and a significant portion of our revenues are generated in California. In 2007, the State of California launched its 10-year, $3 billion “Go Solar California” campaign, which encourages the installation of an aggregate of 3,000 MW of solar energy systems in homes and businesses by the end of 2016. The largest part of the campaign, the “California Solar Initiative,” provides rebates and performance-based incentives which decrease in intervals as installation thresholds are met. The “Go Solar California” program is scheduled to expire on December 31, 2016, but the pace of installations has been high and the program is likely to conclude sooner. Both Pacific Gas and Electric and San Diego Gas and Electric have surpassed all installation thresholds in the residential sector and are no longer accepting applications. Pacific Gas and Electric is placing all new applications for the commercial sector on a waiting list, and these applications may not be able to receive incentives. Programs for other utilities and market segments continue, but could conclude prior to December 31, 2016 if installations continue at their current pace.

We also sell our products in Ontario, Canada. The Ontario Power Authority Green Energy and Green Economy Act of 2009 created two separate FiT programs for projects greater than 10kW and for projects less than 10kW. These FiT programs provide participants with a fixed price for electricity produced over a 20-year contract term. Both programs were recently suspended while they underwent a review. The program for projects less than 10kW was re-opened to new applications in July 2012 with a procurement target of 50 MW. The program for projects between 10kW and 500kW was re-opened for new applications between December 14, 2012 and January 18, 2013 with a procurement target of 200 MW. The Government of Ontario has announced plans for annual procurement targets of 50MW of projects under 10kW and 150MW of projects between 10kW and 500kW through 2017. However, all procurement occurs at the direction of the Government of Ontario and these plans could change, or market conditions could result in procurement targets not being met. Furthermore, the Government of Ontario has the authority to change the FiTs for future contracts at its discretion, and has the authority to modify, suspend, or discontinue the program at any time. Suspension of the FiT program in Ontario directly impacted and could continue to impact our business. Furthermore, any future suspension or modification of the program could negatively affect our business, financial condition and results of operations.

In the fourth quarter of 2011, we began selling our products in France, Italy and the Benelux region. During the second quarter of 2012, we opened a sales office in the United Kingdom and began selling our products there at the beginning of the third quarter. A number of European countries, including Germany, Belgium and the United Kingdom, have adopted reductions to their FiTs, Spain announced a suspension of its FiT for new renewable energy projects in January 2012 and Italy concluded its FiT program in July 2013. Certain countries, notably Greece and Spain, have proposed or enacted taxes levied on renewable energy. These and related developments have significantly impacted the solar industry in Europe and may adversely affect the future demand for the solar energy solutions in Europe. The reductions in European tariffs and subsidies and other requirements or incentives, including local content requirements or incentives, have negatively affected and may continue to negatively affect our business, financial condition and results of operations as we seek to increase our sales in Europe.

In the first quarter of 2013, we began selling our products in Australia. In 2012, Australia enacted a national price on carbon emissions intended to increase the cost of traditional energy sources, thereby making renewable energy sources more attractive. Beginning in 2012, several states in Australia also began to gradually reduce their FiTs. As of October 2013, all FiT programs in Australia expired. Australia recently elected a new national government. The new leadership has pledged to revise national energy policy, including potentially reducing Australia’s renewable energy target and revising certain renewable energy financing mechanisms. In July 2014, the new leadership repealed the tax on carbon emissions. The reductions in incentives and uncertainty around future energy policy may negatively affect our business, financial condition, and results of operations as we seek to increase our business in Australia. Additionally, as we further expand to other countries, changes in incentive programs or electricity policies could negatively affect returns on our investments in those countries as well as our business, financial condition, and results of operations.

The threat of continuing global economic, capital markets and credit disruptions, including sovereign debt issues, pose risks for our business.

The threat of continuing global economic, capital markets and credit disruptions, including the sovereign debt issues in Europe, pose risks for our business. These risks include slower economic activity and investment in projects that make use of our products and services. These economic developments, particularly decreased credit availability, have reduced demand for solar products. The European sovereign debt crisis has caused and may continue to cause European governments to reduce, eliminate or allow to expire government subsidies and economic incentives for solar energy, which could limit our growth or cause our sales to decline and materially and adversely affect our business, financial condition, and results of operations. These conditions, including reduced incentives, continued decreases in credit availability, as well as continued economic instability, have and may continue to adversely impact our business, financial condition and results of operations as we seek to increase our sales in Europe.

Our microinverter systems may not achieve broader market acceptance, which would prevent us from increasing our revenue and market share.

If we fail to achieve broader market acceptance of our products, there would be an adverse impact on our ability to increase our revenue, gain market share and achieve and sustain profitability. Our ability to achieve broader market acceptance for our products will be impacted by a number of factors, including:

•	our ability to timely introduce and complete new designs and timely qualify and certify our products;

•

whether installers, system owners and solar financing providers will continue to adopt our microinverter systems, which is a relatively new technology with a limited history with respect to reliability and performance;

•	whether installers, system owners and solar financing providers will be willing to purchase microinverter systems from us given our limited operating history;

•	the ability of prospective system owners to obtain long-term financing for solar PV installations based on our product platform on acceptable terms or at all;

•	our ability to produce microinverter systems that compete favorably against other solutions on the basis of price, quality, reliability and performance;

•	our ability to develop products that comply with local standards and regulatory requirements, as well as potential in-country manufacturing requirements; and

•	our ability to develop and maintain successful relationships with our customers and suppliers.

In addition, our ability to achieve increased market share will depend on our ability to increase sales to established solar installers, who have traditionally sold central inverters. These installers often have made substantial investments in design, installation resources and training in traditional central inverter systems, which may create challenges for us to achieve their adoption of our microinverter systems.

Our gross profit may fluctuate over time, which could impair our ability to achieve or maintain profitability.

Our gross profit has varied in the past and is likely to continue to vary significantly from period to period. Our gross profit may be adversely affected by numerous factors, some of which are beyond our control, including:

•	changes in customer, geographic or product mix;

•	increased price competition, including the impact of customer discounts and rebates;

•	ability to reduce and control product costs;

•	warranty costs and reserves, including changes resulting from changes in estimates related to the long-term performance of our products, product replacement costs and warranty claim rates;

•	loss of cost savings due to changes in component or raw material pricing or charges incurred due to inventory holding periods if product demand is not correctly anticipated;

•	introduction of new products;

•	ordering patterns from our distributors;

•	price reductions on older products to sell remaining inventory;

•	our ability to reduce production costs, such as through technology innovations, in order to offset price declines in older products over time;

•	changes in shipment volume;

•	changes in distribution channels;

•	excess and obsolete inventory and inventory holding charges; and

•	expediting costs incurred to meet customer delivery requirements.

Fluctuations in gross profit may adversely affect our ability to manage our business or achieve or maintain profitability.

The inverter industry is highly competitive and we expect to face increased competition as new and existing competitors introduce microinverter products, which could negatively impact our results of operations and market share.

To date, we have competed primarily against central inverter manufacturers and until recently have faced little direct competition in selling our microinverter systems. Marketing and selling our microinverter systems against traditional inverter solutions is highly competitive. Currently, competitors in the inverter market range from large companies such as SMA Solar Technology AG, Fronius International GmbH and Power-One Inc. to emerging companies offering alternative microinverter or other solar electronics products. Several of our existing and potential competitors are significantly larger, have greater financial, marketing, distribution, customer support and other resources, are more established than we are, and have significantly better brand recognition. Some of our competitors have more resources to develop or acquire, and more experience in developing or acquiring, new products and technologies and in creating market awareness for these products and technologies. Further, certain competitors may be able to develop new products more quickly than we can and may be able to develop products that are more reliable or that provide more functionality than ours. In addition, some of our competitors have the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause us to lose sales or market share or require us to lower prices for our microinverter systems in order to compete effectively. Suppliers of solar products, particularly solar modules, have experienced eroding prices over the last several years and as a result many have faced margin compression and declining revenues. If we have to reduce our prices by more than we anticipated, or if we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our revenues and gross profit would suffer.

We expect competition to intensify as new and existing competitors enter the microinverter market and additional add-on components like DC-to-DC optimizers that can be used with central inverters gain traction. We believe that a number of companies have developed or are developing microinverters and other products that will compete directly with our microinverter systems. SMA Solar Technology AG and Power-One Inc. have recently introduced microinverter products. In addition, several new entrants to the microinverter market have recently announced plans to ship or have already shipped products, including some of our OEM customers and partners.

We also may face competition from some of our customers who evaluate our capabilities against the merits of manufacturing products internally. For instance, solar module manufacturers could attempt to develop components that directly perform DC to AC conversion in the module itself. Due to the fact that such customers may not seek to make a profit directly from the manufacture of these products, they may have the ability to manufacture competitive products at a lower cost than we would charge such customers. As a result, these customers may purchase fewer of our microinverter systems or sell products that compete with our microinverters systems, which would negatively impact our revenue and gross profit.

Problems with product quality or product performance may cause us to continue to incur additional warranty expenses and may damage our market reputation and cause our revenue and gross profit to decline.

We have offered 15-year limited warranties for our first and second generation microinverters and offer a limited warranty of up to 25 years on our third and fourth generation microinverters. Our limited warranties cover defects in materials and workmanship of our microinverters under normal use and service conditions for up to 25 years following installation. As a result, we bear the risk of warranty claims long after we have sold the product and recognized revenue. Our estimated costs of warranty for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty.

While we offer warranties of up to 25 years, our microinverters have only been in use since mid-2008, when we first commenced commercial sales of our products. Although we conduct accelerated life cycle testing to measure performance and reliability, our microinverter systems have not been tested over the full warranty cycle and do not have a sufficient operating history to confirm how they will perform over their estimated useful life. In addition, under real-world operating conditions, which may vary by location and design, as well as insolation, soiling and weather conditions, a typical solar PV installation may perform in a different way than under standard test conditions. If our products perform below expectations or have unexpected reliability problems, we may be unable to gain or retain customers and could face substantial warranty expense.

We are required to make assumptions and apply judgments, based on our accelerated life cycle testing and the limited operating history of our products, regarding a number of factors, including the durability and reliability of our products, our anticipated rate of warranty claims and the costs of replacement of defective products. Our assumptions have proven and could in the future prove to be materially different from the actual performance of our products, which has caused and may in the future cause us to incur substantial expense to repair or replace defective products. Increases in our estimates of future warranty obligations due to actual product failure rates, field service obligations and rework costs incurred in correcting product failures have caused and could in the future cause us to materially increase the amount of warranty obligations, and have had and may have in the future a corresponding negative impact on our results of operations.

We also depend significantly on our reputation for reliability and high-quality products and services, exceptional customer service and our brand name to attract new customers and grow our business. If our products and services do not perform as anticipated or we experience unexpected reliability problems or widespread product failures, our brand and reputation could be significantly impaired and we may lose, or be unable to gain or retain, customers.

Defects and poor performance in our products could result in loss of customers, decreased revenue and unexpected expenses, and we may face warranty, indemnity and product liability claims arising from defective products.

Our products must meet stringent quality requirements and may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. These errors or defects may be dangerous, as defective power components may cause power overloads, potentially resulting in explosion or fire. As we develop new generations of our products and enter new markets, we face higher risk of undetected defects, because our testing protocols may not be able to fully test the products under all possible operating conditions. In the past, we have experienced defects in our products due to certain errors in the manufacturing and design process. Any actual or perceived errors, defects or poor performance in our products could result in the replacement or recall of our products, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our engineering personnel from our product development efforts in order to address or remedy any defects and increases in customer service and support costs, all of which could have a material adverse effect on our business and operations.

Furthermore, defective, inefficient or poorly performing power components may give rise to warranty, indemnity or product liability claims against us that exceed any revenue or profit we receive from the affected products. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. We currently maintain a moderate level of product liability insurance, and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim. Also, we cannot predict whether we will be able to maintain this coverage on acceptable terms, if at all, or that a product liability claim would not harm our business or financial condition. Costs or payments we may make in connection with warranty and product liability claims or product recalls may adversely affect our financial condition and results of operations.

Our Enlighten web-based monitoring service, which our customers use to track and monitor the performance of their solar PV systems based on our product platform, may contain undetected errors, failures, or bugs, especially when new versions or enhancements are released. We have from time to time found defects in our service and new errors in our existing service may be detected in the future. Any errors, defects, disruptions in service or other performance problems with our monitoring service could harm our reputation and may damage our customers’ businesses.

If we are unable to effectively manage our growth, our business and operating results may suffer.

We have recently experienced, and expect to continue to experience, significant growth in our sales and operations. Our historical growth has placed, and planned future growth is expected to continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	expand third-party manufacturing, testing and distribution capacity;

•	build additional custom manufacturing test equipment;

•	manage an increasing number of relationships with customers, suppliers and other third parties;

•	increase our sales and marketing efforts;

•	train and manage a growing employee base;

•	broaden our customer support capabilities;

•	implement new and upgrade existing operational and financial systems; and

•	enhance our financial disclosure controls and procedures.

We cannot assure you that our current and planned operations, personnel, systems, internal procedures and controls will be adequate to support our future growth. If we cannot manage our growth effectively, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures, any of which could have a material adverse effect on our financial condition, results of operation, business or prospects.

Our recent and planned expansion into new markets could subject us to additional business, financial and competitive risks.

We currently offer microinverter systems targeting the residential and commercial markets in the United States, Canada, the United Kingdom, France, the Benelux region, certain other European markets and Australia. We also intend to expand into other international markets and to introduce new microinverter systems targeted at larger commercial and utility-scale installations. Our success in these new geographic and product markets will depend on a number of factors, such as:

•	acceptance of microinverters in markets in which they have not traditionally been used;

•	our ability to compete in new product markets to which we are not accustomed;

•	our ability to manage an increasing manufacturing capacity and production;

•	willingness of our potential customers to incur a higher upfront capital investment than may be required for competing solutions;

•	our ability to develop solutions to address the requirements of the larger commercial and utility-scale markets;

•	timely qualification and certification of new products for larger commercial and utility-scale installations;

•	our ability to reduce production costs in order to price our products competitively over time;

•	availability of government subsidies and economic incentives for solar energy solutions;

•	accurate forecasting and effective management of inventory levels in line with anticipated product demand; and

•	our customer service capabilities and responsiveness.

Further, new geographic markets and the larger commercial and utility-scale installation markets have different characteristics from the markets in which we currently sell products, and our success will depend on our ability to properly address these differences. These differences may include:

•	differing regulatory requirements, including tax laws, trade laws, labor, safety, local content and consumer protection regulations, tariffs, export quotas, customs duties or other trade restrictions;

•	limited or unfavorable intellectual property protection;

•	risk of change in international political or economic conditions;

•	restrictions on the repatriation of earnings;

•	fluctuations in the value of foreign currencies and interest rates;

•	difficulties and increased expenses in complying with a variety of U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act;

•	potentially longer sales cycles;

•	higher volume requirements;

•	increased customer concentrations;

•	warranty expectations and product return policies; and

•	cost, performance and compatibility requirements.

Failure to develop and introduce these new products successfully, to generate sufficient revenue from these products to offset associated research and development, marketing and manufacturing costs, or to otherwise effectively anticipate and manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues and our ability to achieve or sustain profitability.

A drop in the retail price of electricity derived from the utility grid or from alternative energy sources, or a change in utility pricing structures, may harm our business, financial condition and results of operations.

We believe that a system owner’s decision to purchase a solar PV system is strongly influenced by the cost of electricity generated by solar PV installations relative to the retail price of electricity from the utility grid and the cost of other renewable energy sources, including electricity from solar PV installations using central inverters. Decreases in the retail prices of electricity from the utility grid would make it more difficult for all solar PV systems to compete. In particular, growth in unconventional natural gas production and an increase in global liquefied natural gas capacity are expected to keep natural gas prices relatively low for the foreseeable future. Persistent low natural gas prices, lower prices of electricity produced from other energy sources, such as nuclear power, or improvements to the utility infrastructure could reduce the retail price of electricity from the utility grid, making the purchase of solar PV systems less economically attractive and lowering sales of our microinverter systems. In addition, energy conservation technologies and public initiatives to reduce demand for electricity also could cause a fall in the retail price of electricity from the utility grid. Moreover, technological developments by our competitors in the solar components industry, including manufacturers of central inverters, could allow these competitors or their partners to offer electricity at costs lower than those that can be achieved from solar PV installations based on our product platform, which could result in reduced demand for our products. Additionally, as increasing adoption of distributed generation places pressure on traditional utility business models or utility infrastructure, utilities may change their pricing structures to make installation or operation of solar distributed generation more costly. Such measures can include grid access fees, costly or lengthy interconnection studies, limitations on distributed generation penetration levels, or other measures. If the cost of electricity generated by solar PV installations incorporating our microinverter systems is high relative to the cost of electricity from other sources, our business, financial condition and results of operations may be harmed.

If we do not forecast demand for our products accurately, we may experience product shortages, delays in product shipment, excess product inventory, or difficulties in planning expenses, which will adversely affect our business and financial condition.

We manufacture our products according to our estimates of customer demand. This process requires us to make multiple forecasts and assumptions relating to the demand of our distributors, their end customers and general market conditions. Because we sell most of our products to distributors, who in turn sell to their end customers, we have limited visibility as to end-customer demand. We depend significantly on our distributors to provide us visibility into their end-customer demand, and we use these forecasts to make our own forecasts and planning decisions. If the information from our distributors turns out to be incorrect, then our own forecasts may also be inaccurate. Furthermore, we do not have long-term purchase commitments from our distributors or end customers, and our sales are generally made by purchase orders that may be canceled, changed or deferred without notice to us or penalty. As a result, it is difficult to forecast future customer demand to plan our operations.

If we overestimate demand for our products, or if purchase orders are canceled or shipments are delayed, we may have excess inventory that we cannot sell. We may have to make significant provisions for inventory write-downs based on events that are currently not known, and such provisions or any adjustments to such provisions could be material. Conversely, if we underestimate demand, we may not have sufficient inventory to meet end-customer demand, and we may lose market share, damage relationships with our distributors and end customers and forgo potential revenue opportunities. Obtaining additional supply in the face of product shortages may be costly or impossible, particularly in the short term and in light of our outsourced manufacturing processes, which could prevent us from fulfilling orders in a timely and cost efficient manner or at all. In addition, if we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers, at our request, purchase excess components that are unique to our products and are unable to recoup the costs of such excess through resale or return or build excess products, we could be required to pay for these excess parts or products and recognize related inventory write-downs.

In addition, we plan our operating expenses, including research and development expenses, hiring needs and inventory investments, in part on our estimates of customer demand and future revenue. If customer demand or revenue for a particular period is lower than we expect, we may not be able to proportionately reduce our fixed operating expenses for that period, which would harm our operating results for that period.

Ordering patterns from our distributors may cause our revenue to fluctuate significantly from period to period.

Our distributors place purchase orders with us based on their assessment of end-customer demand and their forecasts. Because these forecasts may not be accurate, channel inventory held at our distributors may fluctuate significantly due to the difference between their forecasts and actual demand. As a result, distributors adjust their purchase orders placed with us in response to changing channel inventory levels, as well as their assessment of the latest market demand trends. We have limited visibility into future end customer demand. A significant decrease in our distributors’ channel inventory in one period may lead to a significant rebuilding of channel inventory in subsequent periods, or vice versa, which may cause our quarterly revenue and operating results to fluctuate significantly. This fluctuation may cause our results to fall short of analyst or investor expectations in a certain period, which may cause our stock price to decline.

Changes in current laws or regulations or the imposition of new laws or regulations, or new interpretations thereof, by federal or state agencies or foreign governments could impair our ability to compete in international markets.

Changes in current laws or regulations applicable to us or the imposition of new laws and regulations in the United States or other jurisdictions in which we do business, such as Australia, Canada, France, Italy, the

United Kingdom, the Benelux region and China, could materially and adversely affect our business, financial condition and results of operations. In addition, changes in our products or changes in export and import laws and implementing regulations may create delays in the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether.

For example, the Italian energy authority (AEEG) enacted a new set of interconnection standards for solar energy installations that became effective in July 2012, which has negatively impacted our sales in Italy. We continue to explore potential solutions to meet these requirements. However, in the event that we cannot implement a solution in the near term the total market available for our microinverter products in Italy, and our business as a result, may continue to be adversely impacted.

In addition, several states, including California, have either implemented or are considering implementing new restrictions on incentives or rules regulating the installation of solar systems that we may not be able to currently comply with. In the event that we cannot comply with these or other new regulations or implement a solution to such noncompliance as they arise, the total market available for our microinverter products in such states, and our business as a result, may be adversely impacted.

While we are not aware of any other current or proposed export or import regulations which would materially restrict our ability to sell our products in countries where we offer our products for sale, any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by these regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. In such event, our business and results of operations could be adversely affected.

We depend upon a small number of outside contract manufacturers. Our operations could be disrupted if we encounter problems with these contract manufacturers.

We do not have internal manufacturing capabilities, and rely upon a small number of contract manufacturers to build our products. In particular, we rely on contract manufacturers for the manufacture of microinverter products, cabling and our communications gateway related to our microinverter systems. Our reliance on a small number of contract manufacturers makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. We do not have long-term supply contracts with our other manufacturing partners. Consequently, these manufacturers are not obligated to supply products to us for any period, in any specified quantity or at any certain price.

The revenues that our contract manufacturers generate from our orders represent a relatively small percentage of their overall revenues. As a result, fulfilling our orders may not be considered a priority in the event of constrained ability to fulfill all of their customer obligations in a timely manner. In addition, the facilities in which our microinverters, related cabling and communications gateway products are manufactured are located outside of the United States. We believe that the location of these facilities outside of the United States increases supply risk, including the risk of supply interruptions or reductions in manufacturing quality or controls.

If any of our contract manufacturers were unable or unwilling to manufacture our products in required volumes and at high quality levels or renew existing terms under supply agreements, we would have to identify, qualify and select acceptable alternative contract manufacturers. An alternative contract manufacturer may not be available to us when needed or may not be in a position to satisfy our quality or production requirements on commercially reasonable terms, including price. Any significant interruption in manufacturing would require us to reduce our supply of products to our customers, which in turn would reduce our revenues, harm our relationships with our customers and damage our relationships with our distributors and end customers and cause us to forgo potential revenue opportunities.

Manufacturing problems could result in delays in product shipments to customers and could adversely affect our revenue, competitive position and reputation.

We may experience delays, disruptions or quality control problems in our manufacturing operations. Our product development, manufacturing and testing processes are complex and require significant technological and production process expertise. Such processes involve a number of precise steps from design to production. Any change in our processes could cause one or more production errors, requiring a temporary suspension or delay in our production line until the errors can be researched, identified and properly addressed and rectified. This may occur particularly as we introduce new products, modify our engineering and production techniques, and expand our capacity. In addition, our failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased production costs and delays. Any of these developments could have a material adverse effect on our business, financial condition, and results of operations.

A disruption could also occur in our manufacturing partner’s fabrication facility due to any number of reasons, such as equipment failure, contaminated materials or process deviations, which could adversely impact manufacturing yields or delay product shipments. As a result, we could incur additional costs that would adversely affect our gross profit, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenue, competitive position and reputation.

Additionally, manufacturing yields depend on a number of factors, including the stability and manufacturability of the product design, manufacturing improvements gained over cumulative production volumes and the quality and consistency of component parts. Capacity constraints, raw materials shortages, logistics issues, labor shortages, changes in customer requirements, manufacturing facilities or processes, or those of some third-party contract manufacturers and suppliers of raw materials and components have historically caused, and may in the future cause, reduced manufacturing yields, negatively impacting the gross profit on, and our production capacity for, those products. Moreover, an increase in the rejection and rework rate of products during the quality control process before, during or after manufacture would result in our experiencing lower yields, gross profit and production capacity.

The risks of these types of manufacturing problems are further increased during the introduction of new product lines, which has from time to time caused, and may in the future cause, temporary suspension of production lines while problems are addressed or corrected. Since our business is substantially dependent on a limited number of product lines, any prolonged or substantial suspension of manufacturing production lines could result in a material adverse effect on our revenue, gross profit, competitive position, and distributor and customer relationships.

We depend on sole source and limited source suppliers for key components and products. If we are unable to source these components on a timely basis, we will not be able to deliver our products to our customers.

We depend on sole source and limited source suppliers for key components of our products. For example, our ASICs are purchased from a sole source supplier or developed for us by sole source suppliers. Any of the sole source and limited source suppliers upon whom we rely could experience quality and reliability issues, could stop producing our components, cease operations or be acquired by, or enter into exclusive arrangements with, our competitors. We generally do not have long-term supply agreements with our suppliers, and our purchase volumes are currently too low for us to be considered a priority customer by most of our suppliers. As a result, most of these suppliers could stop selling to us at commercially reasonable prices, or at all. Any such quality or reliability issue, or interruption or delay may force us to seek similar components or products from alternative sources, which may not be available on commercially reasonable terms, including price, or at all. Switching suppliers may require that we redesign our products to accommodate new components, and may potentially require us to re-qualify our products, which would be costly and time-consuming. Any interruption in the quality or supply of sole source or limited source components for our products would adversely affect our ability to meet scheduled product deliveries to our customers, could result in lost revenue or higher expenses and would harm our business.

If we or our contract manufacturers are unable to obtain raw materials in a timely manner or if the price of raw materials increases significantly, production time and product costs could increase, which may adversely affect our business.

The manufacturing and packaging processes used by our contract manufacturers depend on raw materials such as copper, aluminum, silicon and petroleum-based products. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. Certain of our suppliers have the ability to pass along to us directly or through our contract manufacturers any increases in the price of raw materials. If the prices of these raw materials rise significantly, we may be unable to pass on the increased cost to our customers. While we may from time to time enter into hedging transactions to reduce our exposure to wide fluctuations in the cost of raw materials, the availability and effectiveness of these hedging transactions may be limited. Due to all these factors, our results of operations could be adversely affected if we or our contract manufacturers are unable to obtain adequate supplies of raw materials in a timely manner or at reasonable cost. In addition, from time to time, we or our contract manufacturers may need to reject raw materials that do not meet our specifications, resulting in potential delays or declines in output. Furthermore, problems with our raw materials may give rise to compatibility or performance issues in our products, which could lead to an increase in customer returns or product warranty claims. Errors or defects may arise from raw materials supplied by third parties that are beyond our detection or control, which could lead to additional customer returns or product warranty claims that may adversely affect our business and results of operations.

If potential owners of solar PV systems based on our product platform are unable to secure financing on acceptable terms, we could experience a reduction in the demand for our solar PV systems.

Many owners of solar PV systems depend on financing to purchase their systems. The limited use of microinverters to date, coupled with our limited operating history, could result in lenders refusing to provide the financing necessary to purchase solar PV systems based on our product platform on favorable terms, or at all. Moreover, in the case of debt financed projects, even if lenders are willing to finance the purchase of these systems, an increase in interest rates or a change in tax incentives could make it difficult for owners to secure the financing necessary to purchase a solar PV system on favorable terms, or at all. In addition, we believe that a significant percentage of owners purchase solar PV systems as an investment, funding the initial capital expenditure through a combination of upfront cash and financing. Difficulties in obtaining financing for solar PV installations on favorable terms, or increases in interest rates or changes in tax incentives, could lower an investor’s return on investment in a solar PV installation, or make alternative solar PV systems or other investments more attractive relative to solar PV systems based on our product platform. Any of these events could result in reduced demand for our products, which could have a material adverse effect on our financial condition and results of operations. In addition, an increasing share of residential solar installations has been provided through third party financing structures, such as power purchase or lease agreements. Our sales growth therefore increasingly depends on sales to developers of third party solar finance offerings who provide solar as a service via power purchase agreements or leasing structures. The third party finance market for residential solar in the United States and elsewhere is or may become highly concentrated, with a few significant finance companies and several smaller entrants. If we are unable develop relationships and gain a significant share of inverter sales to the major finance companies or new entrants, our overall sales growth will be constrained.

We rely primarily on distributors, large installers and providers of solar financing to assist in selling our products, and the failure of these customers to perform as expected could reduce our future revenue.

We sell our microinverter systems primarily through distributors, as well as through direct sales to solar equipment installers and sales to developers of third party solar finance offerings. For the six months ended June 30, 2014, Vivint Solar, Inc. and CED Greentech accounted for 27% and 14% of total net revenues, respectively.

In 2013, Vivint Solar, Inc., CED Greentech and Focused Energy, Inc. accounted for 15%, 14% and 11% of total net revenues, respectively. We do not have exclusive arrangements with these third parties and, as a result, many of our customers also market and sell products from our competitors, which may reduce our sales. Our customers may terminate their relationships with us at any time, or with short notice. Our customers may fail to devote resources necessary to sell our products at the prices, in the volumes and within the time frames that we expect, or may focus their marketing and sales efforts on products of our competitors. In addition, participants in the solar industry are becoming increasingly focused on vertical integration of the solar financing and installation process, which may lead to an overall reduction in the number of potential parties who may purchase and install our products.

Our future performance depends on our ability to effectively manage our relationships with our existing customers, as well as to attract additional customers that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. Termination of agreements with current customers, failure by these customers to perform as expected, or failure by us to cultivate new customer relationships, could hinder our ability to expand our operations and harm our revenue and operating results.

Our success in an “AC module” version of our microinverter system may depend in part upon our ability to continue to work closely with leading solar module manufacturers.

We are currently working on variants of our microinverter system that will enable an “AC module” for direct attachment of the microinverter to the solar modules. The market success of such solutions will depend in part on our ability to continue to work closely with solar module manufacturers to design solar modules that are compatible with such direct attachment of our microinverter. We may not be able to encourage solar module manufacturers to work with us on the development of such compatible solutions combining our microinverter system and solar modules for a variety of reasons, including differences in marketing or selling strategy, competitive considerations, lack of competitive pricing, and technological compatibility. In addition, our ability to form effective partnerships with solar module manufacturers may be adversely affected by the substantial changes faced by many of these manufacturers due to declining prices and revenues from sales of solar modules.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future success and ability to implement our business strategy depends, in part, on our ability to attract and retain key personnel, and on the continued contributions of members of our senior management team and key technical personnel, each of whom would be difficult to replace. All of our employees, including our senior management, are free to terminate their employment relationships with us at any time. Competition for highly skilled technical people is extremely intense, and we face challenges identifying, hiring and retaining qualified personnel in many areas of our business. If we fail to retain our senior management and other key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our strategic objectives and our business could suffer.

If we fail to protect, or incur significant costs in defending, our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.

Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patent, trademark, copyright, trade secret and unfair competition laws, as well as confidentiality and license agreements and other contractual provisions, to establish and protect our intellectual property and other proprietary rights. We have applied for patent and trademark registrations in the United States and in certain other countries, some of which have been issued. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology, and any failure to obtain such approvals or finding that our intellectual property rights are invalid or unenforceable could force us to, among other things, rebrand or re-design our affected products. In countries where we have not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the United States, we may be at greater risk that our proprietary rights will be misappropriated, infringed or otherwise violated.

To protect our unregistered intellectual property, including our trade secrets and know-how, we rely in part on trade secret laws and confidentiality and invention assignment agreements with our employees and independent consultants. We also require other third parties who may have access to our proprietary technologies and information to enter into non-disclosure agreements. Such measures, however, provide only limited protection, and we cannot assure that our confidentiality and non-disclosure agreements will prevent unauthorized disclosure or use of our confidential information, especially after our employees or third parties end their employment or engagement with us, or provide us with an adequate remedy in the event of such disclosure. Furthermore, competitors or other third parties may independently discover our trade secrets, in which case we would not be able to assert trade secret rights, copy or reverse engineer our products or portions thereof or develop similar technology. If we fail to protect our intellectual property and other proprietary rights, or if such intellectual property and proprietary rights are infringed, misappropriated or otherwise violated, our business, results of operations or financial condition could be materially harmed.

In the future, we may need to take legal action to prevent third parties from infringing upon or misappropriating our intellectual property or from otherwise gaining access to our technology. Protecting and enforcing our intellectual property rights and determining their validity and scope could result in significant litigation costs and require significant time and attention from our technical and management personnel, which could significantly harm our business. In addition, we may not prevail in such proceedings. An adverse outcome of any such proceeding may reduce our competitive advantage or otherwise harm our financial condition and our business.

Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs and prevent us from selling or using the technology to which such rights relate.

Our competitors and other third parties hold numerous patents related to technology used in our industry, and claims of patent or other intellectual property right infringement or violation have been litigated against certain of our competitors. From time to time we may also be subject to such claims and litigation. Regardless of their merit, responding to such claims can be time consuming, divert management’s attention and resources and may cause us to incur significant expenses. While we believe that our products and technology do not infringe in any material respect upon any valid intellectual property rights of third parties, we cannot be certain that we would be successful in defending against any such claims. Furthermore, patent applications in the United States and most other countries are confidential for a period of time before being published, so we cannot be certain that we are not infringing third parties’ patent rights or that we were the first to conceive inventions covered by our patents or patent applications. As we become more visible as a publicly traded company, the possibility that third parties may make claims of intellectual property infringement or other violations against us may grow. An adverse outcome with respect to any such claim could invalidate our proprietary rights and force us to do one or more of the following:

•	obtain from a third party claiming infringement a license to sell or use the relevant technology, which may not be available on reasonable terms, or at all;

•	stop manufacturing, selling, incorporating or using our products that embody the asserted intellectual property;

•	pay substantial monetary damages;

•

our customers pursuant to indemnification obligations under some of our customer contracts; or expend significant resources to redesign the products that use the infringing technology and to develop or acquire non-infringing technology.

Any of these actions could result in a substantial reduction in our revenue and could result in losses over an extended period of time.

Our failure to obtain the right to use necessary third-party intellectual property rights on reasonable terms, or our failure to maintain, and comply with the terms and conditions applicable to, these rights, could harm our business and prospects.

From time to time we have licensed, and in the future we may choose to or be required to license, technology or intellectual property from third parties in connection with the development of our products. We cannot assure that such licenses will be available to us on commercially reasonable terms, or at all, and our inability to obtain such licenses could require us to substitute technology of lower quality or of greater cost. In addition, we incorporate open source software code in our proprietary software. Use of open source software can lead to greater risks than use of third-party commercial software since open source licensors generally do not provide warranties or controls with respect to origin, functionality or other features of the software. Some open source software licenses require users who distribute open source software as part of their products to publicly disclose all or part of the source code in their software and make any derivative works of the open source code available for limited fees or at no cost. Although we monitor our use of open source software, open source license terms may be ambiguous, and many of the risks associated with the use of open source software cannot be eliminated. If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our software, discontinue the sale of certain products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action. Furthermore, if we are unable to obtain or maintain licenses from third parties or fail to comply with applicable open source licenses, we may be subject to costly third party claims of intellectual property infringement or ownership of our proprietary source code. Any of the foregoing could harm our business and put us at a competitive disadvantage.

Our business has been and could continue to be affected by seasonal trends and construction cycles.

We have been and could continue to be subject to industry-specific seasonal fluctuations in the future, particularly in climates that experience colder weather during the winter months, such as northern Europe, Canada, and the United States. In general, we expect our products in the second, third and fourth quarters will be positively affected by seasonal customer demand trends, including solar economic incentives, weather patterns and construction cycles, preceded by a seasonally softer first quarter. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for budgetary reasons. In addition, construction levels are typically slower in colder months. In European countries with FiTs, the construction of solar PV systems may be concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum FiT and the fact that the coldest winter months are January through March. Accordingly, our business and quarterly results of operations could be affected by seasonal fluctuations in the future.

Covenants in our credit facilities may limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic or industry conditions.

We have lending arrangements with several financial institutions, including loan and security agreements with Wells Fargo Bank, National Association (“Wells Fargo”) and with Hercules Technology Growth Capital, Inc. (“Hercules”). The loan and security agreements with Wells Fargo and with Hercules restrict our ability to take certain actions such as incurring additional debt, encumbering our tangible or intangible property, paying dividends, or engaging in certain transactions, such as mergers and acquisitions, investments and asset sales. Our loan and security agreement with Wells Fargo also requires us to maintain certain financial covenants, including liquidity ratios. These restrictions may limit our flexibility in responding to business opportunities, competitive developments and adverse economic or industry conditions. In addition, our obligations under our loan and security agreements with Wells Fargo and Hercules are secured by substantially all of our assets (excluding intellectual property), which limits our ability to provide collateral for additional financing. A breach of any of these covenants, or a failure to pay interest or indebtedness when due under any of our credit facilities, could result in a variety of adverse consequences, including the acceleration of our indebtedness and the forfeiture of our assets subject to security interests in favor of the lenders.

We are an “emerging growth company,” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, or the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” until December 31, 2017 (the last day of the fiscal year following the fifth anniversary of our initial public offering), although we could cease to be an “emerging growth company” earlier if certain events occur as specified in the JOBS Act, such as our achieving annual revenue of at least $1 billion or our becoming a “large accelerated filer” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we fail to maintain an effective system of internal controls or are unable to remediate any deficiencies in our internal controls, we might not be able to report our financial results accurately or prevent fraud; in that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act requires us to establish and maintain internal control over financial reporting and disclosure controls procedures. The process of implementing our internal controls and complying with Section 404 has required, and will continue to require, significant attention of management. Although we are currently not required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our internal control over financial reporting, otherwise required by Section 404(b) of the Sarbanes-Oxley Act, this exemption will no longer be available to us beginning with our first Annual Report on 10-K for the year in which we cease to be an “emerging growth company,” as defined in the JOBS Act. If we or our independent registered public accounting firm discover a material weakness in the future, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, a delay in compliance with Section 404 could subject us to a variety of administrative sanctions, including SEC action, ineligibility for short form resale registration, the suspension or delisting of our common stock from the stock exchange on which it is listed and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price and could harm our business. To the extent any material weaknesses in our internal control over financial reporting are identified in the future, we could be required to expend significant management time and financial resources to correct such material weaknesses or to respond to any resulting regulatory investigations or proceedings

Our ability to use net operating losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code, and may be subject to further limitation as a result of future transactions.

Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, (the “Code”) contain rules that limit the ability of a company that undergoes an “ownership change,” generally defined as a more than 50 percentage point increase in the percentage of its stock owned by certain stockholders over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of the company’s stock immediately before the ownership change. If these limitations apply, we may be unable to offset our taxable income with net operating losses, or our tax liability with credits, before these losses and credits expire.

In addition, it is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more additional ownership changes. In that event, we generally would not be able to use our net operating losses from periods prior to this ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 and those attributes that are already subject to limitations (as a result of our prior ownership changes) may be subject to more stringent limitations. We have not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since we became a “loss corporation” under the Code.

The requirements of being a public company may strain our resources and divert management’s attention from other aspects of our business.

We are subject to a wide variety of rules and regulations as a public reporting company. The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Sarbanes-Oxley Act and the rules implemented by the SEC and The NASDAQ Global Market impose significant regulatory requirements on public companies, including specific corporate governance practices. For example, the listing requirements of The NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to independent directors, audit and compensation committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of conduct. Our management and other personnel are required to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. As a public company, being subject to these rules and regulations makes it more difficult and more expensive for us to obtain director and officer liability insurance, and in the future, we may be required to accept reduced policy limits and coverage or incur substantial additional costs to maintain the same or similar coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

These rules and regulations also contain requirements that apply to manufacturers of products incorporating specified minerals. The Dodd-Frank Act requires public companies to report on their use of so-called conflict minerals originating from the Democratic Republic of Congo or its nine immediate neighbors. Certain minerals commonly used in semiconductors are on the list of conflict minerals, and additional minerals may be added to the list in the future. Compliance with these rules, which requires us to disclose our use of these minerals and may require us to obtain an annual audit of our sourcing and the chain of custody of these minerals, may be time-consuming and costly.

We may not be able to raise additional capital to execute on our current or future business opportunities on favorable terms, if at all, or without dilution to our stockholders.

We believe that our existing cash and cash equivalents, available credit facilities and cash flows from our operating activities, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need to raise additional capital to execute on our current or future business strategies, including to:

•	invest in our research and development efforts by hiring additional technical and other personnel;

•	expand our operations into new product markets and new geographies;

•	acquire complementary businesses, products, services or technologies; or

•	otherwise pursue our strategic plans and respond to competitive pressures.

We do not know what forms of financing, if any, will be available to us. If financing is not available on acceptable terms, if and when needed, our ability to fund our operations, expand our research and development, sales and marketing functions, develop and enhance our products, respond to unanticipated events, including unanticipated opportunities, or otherwise respond to competitive pressures would be significantly limited. In any such event, our business, financial condition and results of operations could be materially harmed, and we may be unable to continue our operations. Moreover, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

Natural disasters, terrorist or cyber attacks, or other catastrophic events could harm our operations.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters in Petaluma, California is located near major earthquake fault lines. Further, a terrorist attack, including one aimed at energy or communications infrastructure suppliers or our web-based monitoring service, could hinder or delay the development and sale or performance of our products. In the event that an earthquake, tsunami, typhoon, terrorist or cyber attack, or other natural, manmade or technical catastrophe were to destroy any part of our facilities or those of our contract manufacturer, destroy or disrupt vital infrastructure systems or interrupt our operations or services for any extended period of time, our business, financial condition and results of operations would be materially adversely affected.

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock has been and could be subject to wide fluctuations in response to, among other things, the risk factors described herein, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may become the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Our financial results may vary significantly from quarter to quarter due to a number of factors, which may lead to volatility in our stock price.

Our quarterly revenue and results of operations have varied in the past and may continue to vary significantly from quarter to quarter. This variability may lead to volatility in our stock price as research analysts and investors respond to these quarterly fluctuations. These fluctuations are due to numerous factors, including:

•	fluctuations in demand for our products;

•	the timing, volume and product mix of sales of our products, which may have different average selling prices or profit margins;

•	changes in our pricing and sales policies or the pricing and sales policies of our competitors;

•	our ability to design, manufacture and deliver products to our customers in a timely and cost-effective manner and that meet customer requirements;

•	our ability to manage our relationships with our contract manufacturers, customers and suppliers;

•	quality control or yield problems in our manufacturing operations;

•	the anticipation, announcement or introductions of new or enhanced products by our competitors and ourselves;

•	reductions in the retail price of electricity;

•	changes in laws, regulations and policies applicable to our business and products, particularly those relating to government incentives for solar energy applications;

•	unanticipated increases in costs or expenses;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business operations;

•	the impact of government-sponsored programs on our customers;

•

our exposure to the credit risks of our customers, particularly in light of the fact that some of our customers are relatively new entrants to the solar market without long operating or credit histories;

•	our ability to estimate future warranty obligations due to product failure rates, claim rates or replacement costs;

•	our ability to forecast our customer demand and manufacturing requirements, and manage our inventory;

•	fluctuations in our gross profit;

•	our ability to predict our revenue and plan our expenses appropriately; and

•	fluctuations in foreign currency exchange rates.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly and annual results of operations. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify the adverse impact of this revenue shortfall on our results of operations. Moreover, our results of operations may not meet our announced guidance or the expectations of research analysts or investors, in which case the price of our common stock could decrease significantly. There can be no assurance that we will be able to successfully address these risks.

If research analysts do not publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that research analysts publish about us and our business. The price of our common stock could decline if one or more research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and they may take actions that our stockholders may not view as beneficial.

Our principal stockholders, executive officers and directors own more than 50% of our common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, as a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if this change in control would benefit our other stockholders.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. All outstanding shares of our common stock are eligible for sale in the public market, subject in some cases to the volume limitations and manner of sale requirements of Rule 144 under the Securities Act. Sales of stock by our stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. In addition, the terms of our bank loan agreements restrict our ability to pay dividends. Consequently, an investor’s only opportunity to achieve a return on its investment in our company will be if the market price of our common stock appreciates and the investor sells its shares at a profit.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions, including effecting changes in our management. These provisions include:

•	providing for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	not providing for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect directory candidates;

•

authorizing our board of directors to issue, without stockholder approval, preferred stock rights senior to those of common stock, which could be used to significantly dilute the ownership of a hostile acquiror;

•	prohibiting stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

requiring the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, to amend provisions of our certificate of incorporation relating to the management of our business, our board of directors, stockholder action by written consent, advance notification of stockholder nominations and proposals, forum selection and the liability of our directors, or to amend our bylaws, which may inhibit the ability of stockholders or an acquiror to effect such amendments to facilitate changes in management or an unsolicited takeover attempt;

•

requiring special meetings of stockholders may only be called by our chairman of the board, if any, our chief executive officer, our president or a majority of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

requiring advance notification of stockholder nominations and proposals, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

In addition, the provisions of Section 203 of the Delaware General Corporate Law may prohibit large stockholders, in particular those owning 15% or more of our outstanding common stock, from engaging in certain business combinations without approval of substantially all of our stockholders for a certain period of time.

These provisions in our certificate of incorporation, our bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

You will experience immediate and substantial dilution in the net tangible book value per share of the stock you purchase.

Since the public offering price of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, which was $0.84 per share as of June 30, 2014, you will suffer substantial dilution in the net tangible book value per share of the common stock you purchase in this offering equal to $9.66.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus we have authorized for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus supplement and accompanying prospectus, including documents that we subsequently file with the SEC, contain or will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus regarding future operating or financial performance, business strategies, technology developments, financing and investment plans, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Some of the factors that we believe could affect our results include:

•	our limited operating history, which makes it difficult to predict future results;

•	the future demand for solar energy solutions;

•	the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications;

•	our ability to achieve broader market acceptance of our microinverter systems;

•	changes in the retail price of electricity derived from the utility grid or alternative energy sources;

•	our ability to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; and

•	the success of competing solar solutions that are or become available.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the date of the accompanying prospectus (with respect to risks described therein), the date of any free writing prospectus we have authorized for use in connection with this offering with respect to statements made therein, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors.” They are also described in our most recent Quarterly Report on Form 10-Q, including without limitation under the caption “Risk Factors” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares being offered hereby.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been traded on The NASDAQ Global Market under the symbol of “ENPH” since it began trading on March 30, 2012. The following table sets forth on a per share basis, for the periods indicated, the high and low sale prices of our common stock as reported by The NASDAQ Global Market.

	High	Low
2012
First Quarter	$8.24	$7.06
Second Quarter	9.57	4.90
Third Quarter	6.89	4.05
Fourth Quarter	4.29	1.92

	High	Low
2013
First Quarter	$6.70	$3.50
Second Quarter	10.00	5.17
Third Quarter	8.73	5.50
Fourth Quarter	9.37	4.54

	High	Low
2014
First Quarter	$8.75	$6.26
Second Quarter	9.00	6.82
Third Quarter (through August 13, 2014)	12.19	8.49

As of August 8, 2014, there were approximately 51 holders of record of our common stock. On August 13, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $11.55 per share.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings to finance the development of our business. Any future dividend policy will be determined by our board of directors based upon conditions then existing, including our earnings, financial condition, tax position and capital requirements, as well as such economic and other conditions as our board of directors may deem relevant. Certain present or future agreements of ours may limit or prevent the payment of dividends on our common stock. For example, our loan and security agreement and credit agreement with Hercules and Wells Fargo, respectively, prohibit the payment of dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2014:

As of June 30, 2014
(In thousands, except par value) (unaudited)
Term loans	$6,531
Stockholders’ equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized; none issued and outstanding	—
Common stock, $0.00001 par value, 100,000 shares authorized; 42,835 shares issued and outstanding	—
Additional paid-in capital	199,124
Accumulated deficit	(162,206)
Accumulated other comprehensive income	236

Total stockholders’ equity	37,154

Total capitalization	$43,685

The number of shares of common stock shown as issued and outstanding in the above table excludes:

•	131,516 shares of common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $5.27 per share;

•	8,458,686 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.17 per share;

•	1,500,973 shares of common stock issuable upon the vesting of outstanding restricted stock units;

•	942,650 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

•	746,639 shares of common stock reserved for future issuance under our 2011 Employee Stock Purchase Plan.

SELLING STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock by the selling stockholders as of July 31, 2014, assuming no exercise of the underwriters’ option to purchase additional shares. As of July 31, 2014, there were 42,942,058 shares of our common stock outstanding.

The information in the table below with respect to the selling stockholders is obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement, we mean the selling stockholders listed in the table below as offering shares, as well as others who may hold any of the selling stockholders’ interest.

	Shares beneficially owned prior to the offering		Shares offered(1)	Shares beneficially owned after the offering(1)
	Number	Percent		Number	Percent
Funds affiliated with Third Point LLC(3)	7,528,340	17.5%	1,043,480	6,484,860	15.1%
Madrone Partners, L.P.(5)	5,138,287	12.0	695,653	4,442,634	10.3
KPCB Holdings, Inc., as nominee(6)	4,797,479	11.2	695,653	4,101,826	9.6
RockPort Capital Partners II, L.P.(4)	3,057,122	7.1	347,827	2,709,295	6.3
Funds affiliated with Bay Partners(2)	1,822,496	4.2	260,870	1,561,626	3.6
Contra Costa Capital, LLC(10)	510,084	1.2	86,956	423,128	1.0
Daniel S. Loeb(8)	509,070	1.2	70,748	438,322	1.0
Timothy Lash(7)	58,601	*	8,143	50,458	*
Robert Schwartz(9)	51,754	*	7,210	44,544	*

*	Less than 1%
(1)	Assumes no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the number of shares to be sold in this offering, and the number of shares to be beneficially owned and percent beneficially owned after this offering, for the selling stockholders are set forth in the following footnotes.
(2)	Number of shares beneficially owned prior to the offering consists of 1,813,186 shares held by Bay Partners XI, L.P. and 9,310 shares held by Bay Partners XI Parallel Fund, L.P. Stuart G. Phillips and Neal Dempsey, a member of our Board, are managers of the funds’ General Partner, Bay Management Company XI, LLC, and share voting and dispositive power over shares held by Bay Partners XI Parallel Fund, L.P. and Bay Partners XI, L.P. Messrs. Phillips and Dempsey disclaim beneficial ownership of the shares held by Bay Partners XI Parallel Fund, L.P. and Bay Partners XI, L.P., except to the extent of their pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 300,000 shares, 1,522,496 shares and 3.6%, respectively.
(3)

Number of shares beneficially owned prior to the offering consists of: (a)(i) 4,192,165 shares and (ii) warrants exercisable for 53,515, held by Third Point Offshore Master Fund L.P.; (b)(i) 514,508 shares and (ii) warrants exercisable for 6,933 shares, held by Third Point Partners L.P.; (c)(i) 947,156 shares and (ii) warrants exercisable for 11,475 shares, held by Third Point Partners Qualified L.P.; (d)(i) 875,258 shares and (ii) warrants exercisable for 7,430 shares, held by Third Point Ultra Master Fund L.P.; (e) 722,600 shares held by Third Point Reinsurance Co. Ltd.; and (f) 197,300 shares held by Lyxor/Third Point Fund Limited. Robert Schwartz, a member of our Board, is a Managing Partner of Third Point Ventures, but does not have any voting or dispositive power with respect to the shares held by Third Point Ventures and its affiliated entities. Mr. Schwartz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Third Point LLC, the investment manager or trading advisor of Third Point Offshore Master Fund, L.P., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd and Lyxor/Third Point Fund Limited, and Daniel S. Loeb, in his capacity as the Chief Executive Officer of Third Point LLC, have voting and dispositive power over shares held by Third Point Offshore Master Fund L.P., Third Point Partners L.P., Third Point Partners Qualified L.P., Third Point Ultra Master Fund L.P., Third Point Reinsurance Co. Ltd. and Lyxor/Third Point Fund Limited. Mr. Loeb disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 1,200,000 shares, 6,328,340 shares and 14.7%, respectively.
(4)	Voting and dispositive powers are shared by the Managing Members of the General Partner of RockPort Capital Partners II, L.P. Its Managing Members are William James, David Prend, Alexander Ellis, III, Charles McDermott, Janet James and Stoddard Wilson, a member of our Board from April 2008 through February 2014. Messrs. James, Prend, Ellis, McDermott and Wilson, and Ms. James, disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 400,000 shares, 2,657,122 shares and 6.2%, respectively.
(5)	Greg Penner, Thomas Patterson and Jameson McJunkin, a member of our Board, share voting and dispositive power over shares held by Madrone Partners, L.P. as Managing Members of Madrone Capital Partners, LLC, the General Partner of Madrone Partners, L.P. Messrs. Penner, Patterson and McJunkin disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 800,000 shares, 4,338,287 shares and 10.1%, respectively.
(6)	Number of shares beneficially owned prior to the offering consists of 4,573,436 shares held by KPCB Green Growth Fund, LLC and 224,043 shares in the aggregate beneficially owned by individuals and entities affiliated with KPCB Green Growth Fund, LLC. The managing member of KPCB Green Growth Fund, LLC is KPCB GGF Associates, LLC. Ben Kortlang, a member of our Board, Brook H. Byers, L. John Doerr, Raymond J. Lane and Theodore E. Schlein, the Managing Directors of KPCB GGF Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB Green Growth Fund, LLC. The shares held by KPCB Green Growth Fund, LLC and affiliated individuals and entities are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercise their own voting and dispositive control over the shares for their own accounts. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 800,000 shares, 3,997,479 shares and 9.3%, respectively.
(7)	Number of shares beneficially owned prior to the offering consists of (a) 58,138 shares held directly by Mr. Lash and (b) warrants exercisable for 463 shares within 60 days of July 31, 2014. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 9,365 shares, 49,236 shares and less than 1%, respectively.
(8)	Number of shares beneficially owned prior to the offering consists of (a) 505,044 shares held directly by Mr. Loeb and (b) warrants exercisable for 4,026 shares within 60 days of July 31, 2014 and excludes the shares described in Note (3) above, the beneficial ownership of which Mr. Loeb disclaims, except to the extent of his pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 81,360 shares, 427,710 shares and 1.0%, respectively.
(9)	Number of shares beneficially owned prior to the offering consists of (a) 51,470 shares held directly by Mr. Schwartz and (b) warrants exercisable for 284 shares within 60 days of July 31, 2014 and excludes the shares described in Note (3) above, the beneficial ownership of which Mr. Schwartz disclaims, except to the extent of his pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 8,291 shares, 43,463 shares and less than 1%, respectively.
(10)	The sole member of Contra Costa Capital, LLC (“Contra Costa Capital”) is NextEra Energy Capital Holdings, Inc. (“Capital Holdings”). The sole shareholder of Capital Holdings is NextEra Energy, Inc.

(“NextEra Energy”). Capital Holdings and NextEra Energy may be deemed to beneficially own the shares held of record by Contra Costa Capital. The members of the board of directors of Capital Holdings may be deemed to share voting and investment power over the shares held of record by Contra Costa Capital. The members of the board of directors of Capital Holdings are James L. Robo, Moray P. Dewhurst and Paul I. Cutler, each of whom individually disclaims beneficial ownership of the shares held of record by Contra Costa Capital except to the extent of any pecuniary interest therein. If the underwriters exercise their option to purchase additional shares, the number of shares to be sold in this offering, the number of shares to be beneficially owned, and the percent to be beneficially owned, after this offering will be 100,000 shares, 410,084 shares and 1.0%, respectively.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the U.S., (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

As discussed under the section entitled “Dividend Policy” above, we have never paid cash dividends on our common stock and do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock) then, subject to the discussion below, any such distributions to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of an individual) or IRS Form W-8BEN-E (in the case of an entity), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the U.S.), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we make on our common stock (whether or not the distribution represents a taxable dividend income or is subject to U.S. federal withholding tax) including the amount of any such dividends, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker, provided, however, that no office of the same broker within the U.S. negotiated the sale or received instructions with respect to the sale from the payee. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

The IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

Federal Estate Tax

An individual who is not a citizen of the United States and is also a nonresident (as specially defined for estate tax purposes) who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the U.S. at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC is acting as representative of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from the selling stockholders the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC	2,734,060
Roth Capital Partners, LLC	241,240
Northland Securities, Inc.	241,240

Total	3,216,540

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we and the selling stockholders will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

The selling stockholders have granted an option to the underwriters to purchase up to 482,476 additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representative has advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $0.30 per share. After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per share and total underwriting discount to be paid to the underwriters by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total
		No Exercise	Full Exercise
Paid by the selling stockholders	$0.4731	$1,521,745	$1,750,004

We will pay the expenses of the offering on behalf of the selling stockholders, excluding the underwriting discount. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $300,000. The selling stockholders have agreed to reimburse some of the underwriters’ expenses under certain circumstances.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock until November 6, 2014, without the prior written consent of Needham & Company, LLC. This agreement does not apply to any existing employee benefit plans. Our directors, officers, and the selling stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock until November 6, 2014 (or until 45 days after the date of this prospectus supplement in the case of RockPort Capital Partners II, L.P. and Contra Costa Capital, LLC) without the prior written consent of Needham & Company, LLC. Among the exceptions is the sale of shares of common stock solely in order to cover taxes or tax withholding obligations required to be paid or satisfied upon vesting or exercise of securities issued pursuant to our equity compensation plans. In addition, a transfer of securities to a family member, trust, affiliate, partner, member or stockholder of such person, or as a bona fide gift, may be made, provided the transferee agrees to be bound in writing by the above restrictions prior to the transfer.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market, or otherwise.

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), no offer of shares may be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a relevant member state (other than a relevant member state where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that relevant member state implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a relevant member state to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

We, the selling stockholders, the underwriters and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any relevant member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that relevant member state of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the relevant member state by any measure implementing the Prospectus Directive in the relevant member state and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the relevant member states) and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Cooley LLP, Palo Alto, California. Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K for the year ended December 31, 2013, of Enphase Energy, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement and the accompanying prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement and the accompanying prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 35480), excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed on March 4, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, which were filed on May 7, 2014 and August 6, 2014, respectively;

•	our Current Reports on Form 8-K, which were filed on February 18, 2014 (other than the information in Item 2.02 and the related exhibit, which were furnished), March 12, 2014, May 6, 2014 (other than the information in Item 2.02 and the related exhibit, which were furnished), July 16, 2014, and August 13, 2014;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013, referred to above from our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2014 Annual Meeting of Stockholders filed with the SEC on March 21, 2014; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on March 28, 2012.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Enphase Energy, Inc.

1420 N. McDowell Blvd

Petaluma, CA 94954

(707) 774-7000

Attn: Assistant Secretary

Prospectus

5,000,000 Shares of Common Stock

The selling stockholders to be named in a prospectus supplement to this prospectus may offer and sell, from time to time, up to 5,000,000 shares of our common stock. To the extent that any selling stockholder sells any of our common stock, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms on which the common stock is being offered. We will not receive any proceeds from the sale of our common stock by selling stockholders.

We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the common stock being offered.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “ENPH.” On May 2, 2014, the last reported sale price of our common stock was $7.30 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The selling stockholders may sell common stock directly to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters, the public of the common stock and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement, certain selling stockholders may, from time to time, offer and sell, in one or more offerings, up to 5,000,000 shares of our common stock as described in this prospectus.

This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, the accompanying prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Enphase Energy, Inc.

Overview

Enphase Energy, Inc. delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts direct current (DC) electricity to alternating current (AC) electricity at the individual solar module level, and brings a system-based, high technology approach to solar energy generation leveraging our design expertise across power electronics, semiconductors, networking and embedded and web-based software technologies. We are the market leader in the microinverter category and have grown rapidly. Since our first commercial shipment in mid-2008, we have sold approximately 4.7 million microinverters as of December 31, 2013. We were the first company to commercially ship microinverter systems in volume. We currently offer microinverter systems targeting residential and commercial markets in the United States, Canada, the United Kingdom, France, the Benelux region, certain other European markets and Australia.

Risks Associated with our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

Corporate Information

We were incorporated as PVI Solutions, Inc. in March 2006 in the State of Delaware and changed our name to Enphase Energy, Inc. in July 2007. Our principal corporate offices are located at 1420 N. McDowell Blvd., Petaluma, CA 94954, and our telephone number is (707) 774-7000. Our website is located at www.enphase.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

Unless the context requires otherwise, all references in this prospectus to “we,” “our,” “us,” the “Company,” and “Enphase” refer to Enphase Energy, Inc. and its subsidiaries.

Our Common Stock

Certain selling stockholders to be named in a supplement to this prospectus may offer or sell, from time to time, up to 5,000,000 shares of our common stock. This prospectus provides you with a general description of the common stock the selling stockholders may offer. Each time the selling stockholders offer common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the common stock.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The selling stockholders may sell common stock directly to investors or to or through agents, underwriters or dealers. The selling stockholders, and their agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of common stock. If the selling stockholders do offer common stock to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	details regarding over-allotment options, if any.

The selling stockholders may offer shares of our common stock to the extent such shares were issued and outstanding prior to the original date of filing of the registration statement to which this prospectus relates. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption provisions applicable to our common stock. In this prospectus, we have summarized certain general features of the common stock under “Description of Capital Stock—Common stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by any selling stockholder. See “Use of Proceeds” in this prospectus.

Nasdaq Global Market Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “ENPH.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Global Market or other securities exchange of the securities covered by the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance, business strategies, technology developments, financing and investment plans, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Some of the factors that we believe could affect our results include:

•	our limited operating history, which makes it difficult to predict future results;

•	the future demand for solar energy solutions;

•	the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications;

•	our ability to achieve broader market acceptance of our microinverter systems;

•	changes in the retail price of electricity derived from the utility grid or alternative energy sources;

•	our ability to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; and

•	the success of competing solar solutions that are or become available.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectuses we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

The selling stockholders are offering all of the shares of our common stock being offered pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholder. The principal purposes of this offering are to facilitate an orderly distribution of shares and to increase our public float.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. A description of material terms and provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and the amended and restated bylaws.

Common stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to declare dividends and then only at the times and in the amounts that our board of directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our certificate of incorporation establishes a classified board of directors, which is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. These provisions in our amended and restated certificate of incorporation could discourage potential takeover attempts. See “Anti-Takeover Effects of Delaware Law and Our Charter Documents” below.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable. All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred stock

We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

We are party to an investors’ rights agreement which provides that certain holders of our common stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, have certain registration rights, as set forth below.

Demand registration rights. The holders of approximately 21,635,238 shares of our common stock are entitled to certain demand registration rights. The holders of at least a majority of these shares have the right to request that we file up to two registration statements. We may postpone the filing of a registration statement for up to 90 days if we determine that the filing would be seriously detrimental to us and our stockholders, and the underwriters of an underwritten offering will have the right, subject to certain restrictions, to limit the number of shares registered by these holders for reasons relating to the marketing of the shares.

Piggyback registration rights. If we propose to register any of our securities for public sale, the holders of approximately 21,635,238 shares of our common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration. However, this right does not apply to a registration relating to any of our employee benefit plans, the exchange of securities in certain corporate reorganizations or certain other transactions or the issuance of common stock upon conversion of debt securities, the offer and sale of which are also being registered. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders for reasons relating to the marketing of the shares, but not below 30% of the total number of shares included in the registration statement.

Form S-3 registration rights. The holders of approximately 21,635,238 shares of our common stock are entitled to certain Form S-3 registration rights. Holders of at least 25% of these shares have the right to request that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $1,000,000. We will not be required to effect such a registration if we have effected one such registration within the 24-month period preceding a request and we may postpone the filing of a registration statement on Form S-3 for up to 90 days if we determine that the filing would be seriously detrimental to us and our stockholders. The underwriters of any underwritten offering will have the right, subject to certain restrictions, to limit the number of shares registered by these holders for reasons relating to the marketing of the shares.

Registration expenses. We will pay all expenses incurred by holders of shares registered in connection with up to two demand registrations and all piggyback and Form S-3 registrations except, in each case, for fees and expenses of legal counsel in excess of $50,000, underwriting discounts, selling commissions and transfer taxes. However, subject to limited exceptions, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders or if the net proceeds requirement of a demand registration is not met.

Expiration of registration rights. The registration rights described above will expire five years after the closing of our initial public offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act or a similar exemption in any three-month period.

Anti-Takeover Effects of Delaware Law and Our Charter Documents

Some of the provisions of Delaware law may have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of our company.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who owns 15% or more of the corporation’s outstanding voting stock, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, or is an affiliate or associate of such person unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not elected to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certain provisions in our certificate of incorporation and our amended and restated bylaws could have an effect of delaying, deferring or preventing a change in control. For a description of such provisions, see “Risk Factors—Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock” in our recent Form 10-K and 10-Q, incorporated by reference to this prospectus.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law or any action asserting a claim against us that is governed by the internal affairs doctrine. However, several lawsuits involving other companies have been brought challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could rule that such provision is inapplicable or unenforceable.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Listing on the Nasdaq Global Market

Our common stock is listed on the Nasdaq Global Market under the trading symbol “ENPH”.

SELLING STOCKHOLDERS

This prospectus relates to the possible sale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of up to 5,000,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part, including shares that may be owned by affiliates of Enphase. The selling stockholders are former holders of our preferred stock that originally acquired the shares of our common stock included in this prospectus through several private placements of our convertible preferred stock or convertible debt securities prior to our initial public offering, all of which shares of preferred stock were converted into shares of our common stock in connection with our initial public offering.

Information about the selling stockholders, where applicable, including their identities, the amount of shares of common stock owned by each selling stockholder prior to the offering, the number of shares of our common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling stockholders may not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

The selling stockholders may sell our common stock from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. The selling stockholders may sell the common stock to or through underwriters or dealers, through agents, or directly to one or more purchasers from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of our common stock, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of our common stock or other consideration therefor, and the proceeds received from the sale;

•	any over-allotment options under which underwriters may purchase additional common stocks;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Only underwriters named in the prospectus supplement will be underwriters of the common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell our common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase our common stock will be subject to the conditions set forth in the applicable underwriting agreement. The selling stockholders may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the common stock offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. The selling stockholders may use underwriters with whom we or they have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

The selling stockholders may sell securities directly or through agents we or they designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions the selling stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the selling stockholders’ agent will act on a best-efforts basis for the period of its appointment.

The selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions the selling stockholders must pay for solicitation of these contracts in the prospectus supplement.

The selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the Nasdaq Global Market engage in passive market making transactions in our common stock on the Nasdaq Global Market accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the common stock offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Enphase Energy, Inc., have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001- 35480):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed on March 4, 2014;

•	our Current Reports on Form 8-K which were filed on February 18, 2014 and March 12, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013, referred to above from our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2014 Annual Meeting of Stockholders filed with the SEC on March 21, 2014; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on March 28, 2012.

All filings filed by us pursuant to the Exchange Act shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Enphase Energy, Inc.

1420 N. McDowell Blvd

Petaluma, CA 94954

(707) 774-7000

Attn: Assistant Secretary

3,216,540 Shares

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Needham & Company

Co-Managers

Roth Capital Partners

Northland Capital Markets

August 14, 2014